EXHIBIT 23.8

GUSTAVSON ASSOCIATES, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado, USA 80228

CONSENT OF EXPERT
FILED BY SEDAR AND EDGAR

October 17, 2012

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
United States Securities and Exchange Commission

Re:
Midway Gold Corp. (the "Company") filing of a Short Form Base Shelf Prospectus dated October 17, 2012 (the "Prospectus") and the Company's Registration Statement on Form S-3 dated October 17, 2012 (the "Registration Statement")

I refer to the reports entitled "NI 43-101 Technical Report on the Midway Project, Nye County, Nevada" dated April 1, 2011, "NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada" dated May 24, 2011, "NI 43-101 Feasibility Study for the Pan Gold Project, White Pine County, Nevada" dated November 15, 2011, and "NI 43-101 Technical Report on Resources, Gold Rock Project, White Pine County, Nevada" dated April 10, 2012, prepared by Gustavson Associates, LLC (together, the "Reports") as referenced in the Prospectus, the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports, and summaries thereof, in the Prospectus and the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the Prospectus and the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

GUSTAVSON ASSOCIATES, LLC

Per:	/s/ William J. Crowl, R.G .
William J. Crowl, R.G.
Vice President, Mining Sector